Exhibit 10(a)4
AMENDED DEFERRED COMPENSATION AGREEMENT
THIS DEFERRED COMPENSATION AGREEMENT (“Agreement”) is made and entered into by THE SOUTHERN COMPANY (“Southern”), SOUTHERN COMPANY SERVICES, INC. (“SCS”), GEORGIA POWER COMPANY (the “Company”) (collectively the “Southern Parties”) and CHRISTOPHER C. WOMACK (“Employee”), this 10th day of December, 2008 (“Effective Date”).
WITNESSETH
WHEREAS, Employee is a highly compensated employee of the Company and is a member of its management;
WHEREAS, although Employee’s career with the Southern Company system began on January 4, 1988, his prior acquired knowledge and experience provide a value to Southern and its affiliated subsidiaries;
WHEREAS, the Southern Parties desire to set forth the manner in which Employee will be recognized for his prior valuable service; and
WHEREAS, the parties desire to restate all earlier agreements, including that certain Deferred Compensation Agreement entered into May 31, 2002, and to provide for the assignment of this Agreement to any successor employer in the Southern affiliated group in the event Employee hereafter transfers his employment to any such successor employer.
NOW, THEREFORE, in consideration of the premises, and the agreements of the parties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:
1.Eligibility for Supplemental Retirement Benefits.
(a)Subject to the terms of this Agreement, the Southern Parties shall pay to Employee (or if Payment continues, to Employee’s designated beneficiary, as the case may be, in the event of Employee’s death as described in Section 1(c) hereof) the supplemental retirement payment (the “Payment”) described in Section 1(b) hereof (to be shared among the Southern Parties in such pro rata portions as set forth in Sections 2 or 3 hereof).

(b)In the event Employee satisfies the requirements of this Agreement, the Payment shall be an amount equal to the difference between:
(i)    the amounts payable to Employee under the Southern Company Pension Plan (“Pension Plan”), the Southern Company Supplemental Benefit Plan (“SBP”) and the Southern Company Supplemental Executive Retirement Plan (“SERP”) (collectively, the “Retirement Plans”) as each shall then be in effect, determined as if Employee had an additional eight (8) years of Accredited Service under the Pension Plan; and
(ii)    the amounts Employee is actually entitled to receive under the Retirement Plans at Employee’s retirement, as each shall then be in effect, as further determined and payable in accordance with Section 1(d) hereof.
(c)Payment in the Event of Death. In the event Employee dies and Payment continues to Employee’s designated beneficiary (the “Death Benefit”), such Payment shall be made in accordance with Section 1(d) hereof.
(d)Calculation, Form and Timing of Payment. The calculation (including actuarial assumptions), form and timing of the Payment or Death Benefit upon the occurrence of a “separation from service” as defined in Section 409A of the Code and the regulations promulgated thereunder (“Separation from Service”) shall be the same as the calculation (including actuarial assumptions), form and timing of similar payments to Employee or designated beneficiary as the case may be, under the terms of the SERP and the SBP (but, as to the SBP, only concerning the “Pension Benefit” provided thereunder) as each may be amended from time to time.

2.Sharing of Expense. In the event that the Employee is employed at more than one subsidiary or affiliate of Southern, the liability for amounts paid under this Agreement shall be apportioned so that each such company is obligated in accordance with this Section 2 to cover their percentage of the total liability as determined below. Each company’s share of the liability shall be calculated by multiplying the Payment by a fraction where the numerator of such fraction is the base rate of pay received by the Employee at the respective company on his date of termination of employment or transfer, as applicable, multiplied by the Accredited Service as defined in the Pension Plan earned by the Employee at the respective company and where the denominator of such fraction is the sum of all numerators calculated for each respective company by which the Employee has been employed.
3.Transfer of Employment to a Southern Subsidiary or Affiliate. In the event that Employee’s employment by the Company is terminated and Employee shall become immediately re-employed by a subsidiary or an affiliate of Southern, the Company shall assign this Agreement pursuant to an Assignment Agreement substantially in the form of Exhibit 1 attached hereto, and such assignee shall become the “Company” for all purposes hereunder. Such subsidiary or affiliate shall accept such assignment, but if for any reason this does not occur, Southern shall accept such assignment. In the event of such assignment, liability for any amounts to be paid under this Agreement shall be shared pro rata by the Southern Entities and any such assignee (collectively “Contract Obligors”) based upon the allocation methodology set forth in Section 2.
4.Business Protection Provisions.
(a)    Preamble. As a material inducement to the Southern Parties to enter into this Agreement, and the recognition of the valuable experience, knowledge and proprietary information Employee gained from his employment with the Company, Employee warrants and agrees he will abide by and adhere to the following business protection provisions in this Section 4.
(b)    Definitions. For purposes of this Section 4, the following terms shall have the following meanings:
(i)    “Competitive Position” shall mean any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between Employee and any Entity (as defined below) engaged wholly or in material part in the business that the Company is engaged in whereby

Employee is required to or does perform services on behalf of or for the benefit of such Entity which are substantially similar to the services Employee participated in or directed while employed by the Company or any other Southern Entity.
(ii)    “Confidential Information” shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the Company or any of the other Southern Entities, other than “Trade Secrets” (as defined below), which is of tangible or intangible value to any of the Southern Entities and the details of which are not generally known to the competitors of the Southern Entities. Confidential Information shall also include: (A) any items that any of the Southern Entities have marked “CONFIDENTIAL” or some similar designation or are otherwise identified as being confidential; (B) all non-public information known by or in the possession of Employee related to or regarding any proceedings involving or related to the Southern Entities before any federal or state regulatory agencies; and (C) all communications, research, analysis, reports, opinions, recommendations and presentations prepared, reviewed, edited or possessed by Employee at any time during his employment, whether marked Confidential or not, which relate to electric utilities, electric generation or transmission in the United States, or the building, acquisition or ownership of electric utility assets in the United States.
(iii)    “Entity” or “Entities” shall mean any person, business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.
(iv)    “Territory” shall mean the service territory of the Southern Entities and those states contiguous to such service territory or otherwise connected through regional electric markets.
(v)    “Trade Secrets” shall mean information or data of or about any of the Southern Entities, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers that: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Employee agrees that trade secrets include non-public information related to the rate making process of the Southern Entities and any other information which is defined as a “trade secret” under applicable law, regardless of the process through which Employee would have become aware of or possessed such information.
(vi)    “Work Product” shall mean all tangible work product, memoranda, working papers, property, data, documentation, concepts or plans, inventions, improvements, techniques and processes (and drafts thereof) relating to the Southern Entities that were conceived, discovered, created, written, revised or developed by Employee during the term of his employment with SCS and the Company.
(c)    Nondisclosure: Ownership of Proprietary Property.
(i)    In recognition of the need of the Company to protect its legitimate business interests, Confidential Information and Trade Secrets, Employee hereby covenants and agrees that Employee shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the Company and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party Entity for any purpose other than in accordance with this Agreement or as required by applicable law: (A) with regard to each item constituting a Trade Secret, at all times such information remains a “trade secret” under applicable law, and (B) with regard to any Confidential Information, for a period of three (3) years following the Employee’s date of Separation from Service (hereafter the “Restricted Period”).
(ii)    Employee shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information, and he shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware.

Employee shall assist the Company, to the extent necessary, in the protection of or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.
(iii)    All Work Product shall be owned exclusively by the Company. To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Aet, 17 U.S.C.A. §101 et seq., as amended), and Employee hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest Employee currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights. Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the Company.
(d)    Non-Interference with Employees. Employee covenants and agrees that during the Restricted Period he will not, either directly or indirectly, alone or in conjunction with any Entity: (i) actively recruit, solicit, attempt to solicit, or induce any person who, during such Restricted Period, or within one year prior to his date of Separation from Service, was an exempt employee of the Company or any of its subsidiaries, or was an officer of any of the other Southern Entities to leave or cease such employment for any reason whatsoever; or (ii) hire or engage the services of any such person described in Section 4(d)(i) in any business substantially similar or competitive with that in which the Southern Entities were engaged during his employment.
(e)    Non-Interference with Customers.
(i)    Employee acknowledges that in the course of employment, he has learned about the Company’s business, services, materials, programs, plans, processes, and products and the manner in which they are developed, marketed, serviced and provided. Employee knows and acknowledges that the Company has invested considerable time and money in developing its business, services, materials, programs, plans, processes, products and marketing techniques and that they are unique and original. Employee further acknowledges that the Company must keep secret all pertinent information divulged to Employee regarding the Company’s business concepts, services, materials, ideas, programs, plans and processes, products and marketing techniques, so as not to aid the Company’s competitors. Accordingly, the parties agree that the Company is entitled to the following protection, which Employee agrees is reasonable:
(ii)    Employee covenants and agrees that for a period of two (2) years following his date of Separation from Service, he will not, on his own behalf or on behalf of any Entity, solicit, direct, appropriate, call upon, or initiate communication or contact with any Entity or any representative of any Entity, with whom Employee had contact during his employment, with a view toward the sale or the providing of any product, equipment or service sold or provided or under development by the Company during the period of two (2) years immediately preceding the date of Employee’s date of Separation from Service. The restrictions set forth in this Section shall apply only to Entities with whom Employee had actual contact during the two (2) years prior to Employee’s date of Separation from Service with a view toward the sale or providing of any product, equipment or service sold, provided, or under development by the Company.
(f)    Non-Interference with Business.
(i)    Employee and the Company expressly covenant and agree that the scope, territorial, time and other restrictions contained in this entire Agreement constitute the most reasonable and equitable restrictions possible to protect the business interests of the Company given: (A) the business of the Company; (B) the competitive nature of the Company’s industry; and (C) that Employee’s skills are such that he could easily find alternative, commensurate employment or consulting work in his field which would not violate any of the provisions of this Agreement.
(ii)    Employee covenants and agrees to not obtain or work in a Competitive Position within the Territory for a period of two (2) years from the date of Separation from Service, except as expressly approved by the Chief Executive Officer of the Company.

5.    Publicity; No Disparaging Statement. Except as otherwise provided in Section 9 hereof, Employee and the Company covenant and agree that they shall not engage in any communications which shall disparage one another or interfere with their existing or prospective business relationships. Such communications include, but are not necessarily limited to, remarks, comments, observations, analysis, opinions, statements, whether solicited or unsolicited, written or verbal, which reflect in any manner on the market, operating, financial, communications, people or other business strategies or actions of the Southern Entities, and their officers, directors, employees and agents.
6.    No Employment. Employee agrees that he shall not unilaterally seek re- employment as an employee, temporary employee, leased employee or independent contractor with any of the Southern Entities, for a period of two (2) years following the Employee’s date of Separation from Service. Further, neither the Company nor any of the other Southern Entities shall rehire Employee as an employee, temporary employee, leased employee or independent contractor for a period of two (2) years following Employee’s date of Separation from Service, unless a necessary business reason exists for rehiring Employee and a committee, comprised of (a) an officer from the business unit of the Southern Entity seeking to rehire Employee and (b) the Chief Executive Officer of the Company, approves of such rehiring.
7.    Return of Materials. By no later than the Employee’s date of Separation from Service, Employee agrees to return to the Company all property of the Company and other Southern Entities, including but not limited to data, lists, information, memoranda, documents, identification cards, parking cards, keys, computers, fax machines, beepers, phones, files and any and all written or descriptive materials of any kind belonging or relating to the Company or any other Southern Entity, including, without limitation, any originals, copies and abstracts containing any Work Product, intellectual property, Confidential Information and Trade Secrets in Employee’s possession or control.
8.    Cooperation. The parties agree that as a result of Employee’s duties and activities during his employment, Employee’s reasonable availability may be necessary for the Company to meaningfully respond to or address actual or threatened litigation, or government inquiries or investigations, or required filings with state, federal or foreign agencies (hereinafter “Company Matters”). Upon request of the Company, and at any point following Employee’s date of Separation from Service, Employee will make himself available to the Company for reasonable periods not inconsistent with his future employment, if any, by other Entities and will cooperate with the Company’s agents and attorneys as reasonably required by such Company Matters. The Company will reimburse Employee for any reasonable out-of-pocket expenses associated with providing such cooperation.
9.    Confidentiality and Legal Process. Employee represents and agrees that he will keep the terms, amount and fact of this Agreement confidential and that he will not hereafter disclose any information concerning this Agreement to anyone other than his personal agents, including, but not limited to, any past, present, or prospective employee or applicant for employment with the Company. Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit Employee from performing any duty or obligation that shall arise as a matter of law. Specifically, Employee shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process. This Agreement is not intended in any way to proscribe Employee’s right and ability to provide information to any federal, state or local government in the lawful exercise of such governments’ governmental functions.
10.    Successors and Assigns; Applicable Law. This Agreement shall be binding upon and inure to the benefit of Employee and his heirs, administrators, representatives, executors, successors and assigns, and shall be binding upon and inure to the benefit of the Contract Obligors and their officers, directors, employees, agents, shareholders, parent corporation, and affiliates, and their respective predecessors, successors, assigns, heirs, executors and administrators and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns. This Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia (without giving effect to principles of conflicts of laws), to the extent such laws are not otherwise superseded by the laws of the United States.
11.    Complete Agreement. This Agreement shall constitute the full and complete agreement between the parties concerning its subject matter and fully supersedes any and all other prior agreements or understandings between the parties concerning the subject matter hereof, including but not limited to that certain Deferred Compensation Agreement entered into in 2002. This Agreement shall not be modified or amended except by a written instrument signed by both Employee and an authorized representative of the Company and Southern.
12.    Severability. The unenforceability or invalidity of any particular provision of this Agreement shall not affect its other provisions, and to the extent necessary to give such other provisions effect, they shall be deemed severable. If any of the provisions of this Agreement are determined by any court of law or equity with jurisdiction over this matter to be unreasonable or unenforceable, in whole or in part, as written, the parties hereby consent to and affirmatively request that said court reform the provision so as to be reasonable and enforceable and that said court enforce the provision as reformed. Employee acknowledges and agrees that the covenants and agreements contained in this Agreement, including, without limitation, the covenants and agreements contained in Sections 4, 5, 6, 7 and 8 shall be construed as covenants and agreements independent of each other or any other contract between the parties hereto and that the existence of any claim or cause of action by Employee, whether predicated upon this Agreement or any other contract, shall not constitute a defense to the enforcement by the Southern Parties of said covenants and agreements.
13.    Waiver of Breach; Specific Performance. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach. Each of the parties to this Agreement will be entitled to enforce its or his rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its or his favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
14.    Unsecured General Creditor. The Contract Obligors shall neither reserve nor specifically set aside funds for the payment of its obligations under this Agreement, and such obligations shall be paid solely from the general assets of the Contract Obligors. Notwithstanding that Employee may be entitled to receive the value of his benefit under the terms and conditions of this Agreement, the assets from which such amount may be paid shall at all times be subject to the claims of the Contract Obligors’ creditors.
15.    No Effect on other Arrangements. It is expressly understood and agreed that the payments made in accordance with this Agreement are in addition to any other benefits or compensation to which Employee may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Contract Obligors.
16.    Tax Withholding and Implications. There shall be deducted from the Payment described in Section 1 of this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Employee at the same time and in the same manner as such taxes are deducted from pension benefits provided under the SBP and SERP.
17.    Notices. All notices required, necessary or desired to be given pursuant to this Agreement shall be in writing and shall be effective when delivered or on the third day following the date upon which such notice is deposited, postage prepaid, in the United States mail, certified return receipt requested, and addressed to the party at the address set forth below:

If to Employee:	If to the Company:

Christopher C. Womack 4966 Powers Ferry Road Atlanta, GA 30327	Thomas P. Bishop Senior Vice President and General Counsel Georgia Power Company 241 Ralph McGill Blvd. Atlanta, GA 30308

18.    Compensation and/or Earnings. Any compensation paid on behalf of Employee under this Agreement shall not be considered “compensation,” as such term is defined in The Southern Company Employee Savings Plan or “earnings” as such term is defined in the Pension Plan. Payments under this Agreement shall not be considered wages, salaries or compensation under any other employee benefit plan of the Company or any other Southern Entity.
19.    No Guarantee of Employment. No provision of this Agreement shall be construed to affect in any manner the existing rights of the Company to suspend, end, alter, or modify, whether or not for cause, the employment relationship of Employee and the Company.
20.    Interpretation. The judicial body interpreting this Agreement shall not more strictly construe the terms of this Agreement against one party, it being agreed that both parties and/or their attorneys or agents have negotiated and participated in the preparation hereof.
21.    Accredited Investor. Employee understands that the Company’s obligations under this Agreement have not been registered under the Securities Exchange Act of 1933, as amended (the “Securities Act”), or any state securities laws. Employee is an “accredited investor” as defined in Regulation D under the Securities Act, and has such knowledge and experience in financial and business matters that he is able to evaluate the risks and benefits of this Agreement. There has been direct communication and negotiation between the Company and Employee with respect to this Agreement. The Company has made available to Employee information regarding the business of the Company and the risks inherent therein, and Employee has had the opportunity to ask questions of, and receive responses from, the Company regarding such matters and the terms and conditions of this Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“SOUTHERN”
THE SOUTHERN COMPANY
By:	/s/Patricia L. Roberts
Its:	Assistant Secretary

“SCS”
SOUTHERN COMPANY SERVICES, INC.
By:	/s/Patricia L. Roberts
Its:	Assistant Secretary

“COMPANY”
GEORGIA POWER COMPANY
By:	/s/Thomas P. Bishop
Its:	SVP & General Counsel

“EMPLOYEE”
Christopher C. Womack
/s/Christopher C. Womack

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